UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER: 000-30101
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                                                      CUSIP NUMBER: 918220 10 4



(CHECK ONE): [] Form 10-K [] Form 20-K [] Form 11-K  [X] Form 10-Q [] Form N-SAR

               For Period Ended:  MARCH 31, 2002
                                ------------------
               [ ]  Transition Report on Form 10-K
               [ ]  Transition Report on Form 20-F
               [ ]  Transition Report on Form 11-K
               [ ]  Transition Report on Form 10-Q
               [ ]  Transition Report on Form N-SAR
               For the Transition Period Ended: ____________________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

V-GPO, INC.
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Former Name if Applicable

EPICURE INVESTMENTS, INC.
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Address of Principal Executive Office (STREET AND NUMBER)

2150 WHITFIELD INDUSTRIAL WAY, SARASOTA, FLORIDA 34243
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City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to scheduling and personnel constraints, the Report could not be timely filed. The Report is expected to be filed on or before the fifteenth calendar day after the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Norman R. Dobiesz, Chairman & CEO         941                   727-1552
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    (Name)                            (Area Code)          (Telephone Number)

(2)  Have all other periodic  reports required under Section
     13 or 15(d) of the  Securities  Exchange Act of 1934 or
     Section  30 of  the  Investment  Company  Act  of  1940
     during  the  preceding  12 months  or for such  shorter
     period that the  registrant  was  required to file such
     report(s)  been  filed?   If  answer  is  no,  identify
     report(s).                                               [ ] Yes  [X] No

      The Company did not timely file its Form 10-KSB for the
      year December 31, 2001.
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(3)  Is  it  anticipated  that  any  significant  change  in results of  operations  from the  corresponding  period
     for the  last  fiscal  year  will be  reflected  by the
     earnings  statements  to be  included  in  the  subject
     report or portion thereof?                               [ ] Yes  [X] No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state reasons why a reasonable estimate of the results cannot be made.

     The Company is completing its Form 10-KSB for the year December 31, 2001, which it expects to file in several days. Until completion of the 2001 10-KSB, the Company cannot estimate whether the results of operations for the period ended March 31, 2002 will change significantly from those for the period ended March 31, 2001.
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                                   V-GPO, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undesigned hereunto duly authorized.


Date   MAY 14, 2002                       By /S/ NORMAN R. DOBIESZ
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                                         Norman R. Dobiesz, Chairman and CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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INTENTIONAL  MISSTATEMENTS  OR OMISSIONS  OF FACT  CONSTITUTE  FEDERAL  CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).
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